EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to Common Stock of Methanex Corporation dated as of 31 August 2015 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1 (k) under the Securities Exchange Act of 1934, as amended.

Date: September 10, 2015

M&G Investment Management Limited

By:	/s/ Mark Thomas
Name: Mark Thomas
Title: Head of Notifiable Reporting

M&G Investment Funds (1)

By:	/s/ Mark Thomas
Name: Mark Thomas
Title: Head of Notifiable Reporting